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                                QUICKTURN DESIGN SYSTEMS, INC.
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                                 MENTOR GRAPHICS CORPORATION
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               MENTOR GRAPHICS CHARGES QUICKTURN OF MISCHARACTERIZING
                           JUDGE'S ORDER IN PRESS RELEASE

    -- MENTOR SAYS PATENT LITIGATION IS "RED HERRING" IN MENTOR TENDER OFFER --

WILSONVILLE, OREGON, November 9, 1998 -- Mentor Graphics Corporation (Nasdaq:MENT) stated its position that the press release of Quickturn Design Systems, Inc. (Nasdaq:QKTN) issued earlier today intentionally mischaracterizes the November 6, 1998 rulings of the Federal District Court for Oregon on patent litigation between Mentor and Quickturn. In Mentor's opinion, the patent litigation is nothing more than a "red herring" in Quickturn's effort to thwart Mentor's all cash, fully financed tender offer for all of Quickturn's common stock at $12.125 per share.

Mentor emphasized its view that Quickturn's press release mischaracterizes both the actual rulings of the court and the significance of the rulings to the ultimate outcome of the patent litigation. Mentor stated that the court granted in part Mentor's June 1998 motion for summary judgment against Quickturn, thereby eliminating one of Quickturn's damage theories (loss in stock value), and denied WITHOUT PREJUDICE Mentor's motion with respect to other damages including the new damage theories Quickturn first raised on October 5, 1998.
The court specifically granted Mentor leave to refile its summary judgment motion after Mentor conducts discovery on Quickturn's new damage theories. The court denied Mentor's summary judgment as to damages with respect to a single sale to Bull S.A. in the U.S.

Mentor added that the new summary judgment motions on damages will be referred initially to the Special Master who has been appointed in the Portland, Oregon action. The same Special Master earlier recommended denial of all of Quickturn's motions for summary judgment on infringement, and recommended that the court grant summary judgment of non-infringement on one of the six Quickturn patents.

Dr. Walden C. Rhines, President and Chief Executive Officer of Mentor Graphics, said, "Quickturn's continued flogging of its alleged $225 million patent damage claim ignores reality. We think it is obvious to Quickturn's stockholders how grossly inflated and self serving Quickturn's damage claim is. We are confident that the disclosure of the experts' reports and their underlying analyses will make it eminently clear that


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Quickturn's claim inflated to thwart our offer to the disadvantage of any stockholder not familiar with patent law."

As previously reported, Mentor's view of Quickturn's grossly inflated damages is aptly summarized in the Mentor damages expert report available on a special Mentor Web site at http://www.mentorg.com/file. In that report, the damages expert stated that, "[It] is simply inherently incredible to claim, as [Quickturn's expert] does, that Quickturn has and will lose $93,000,000 in profits in the period 1996-2003 because Mentor sold five items of equipment having a gross value of $3.5 million during the period 1995-1997. No credible analysis can reach those damage numbers based on Mentor's limited sales."

Mentor also challenged the assertion by Quickturn in its press release that the court's ruling on "assignor estoppel" is determinative of the patent infringement action. The ruling, which follows a similar ruling in 1996 on a single patent, has the effect that Mentor cannot challenge the validity of the three patents that Mentor sold to Quickturn in 1992. The court's ruling does NOT reach the pivotal issue of whether Meta System's hardware emulation products infringe those patents. On these issues, the Special Master has already recommended denial of Quickturn's summary judgment motion.

As previously announced, the Dealer Manager for the Mentor Graphics Offer is Salomon Smith Barney. MacKenzie Partners, Inc., which is acting as proxy solicitor for the Special Meeting and as the Information Agent for Mentor's Offer, can be reached toll-free at 800-322-2885 or by collect call at 212-929-5500.

Mentor Graphics' Offer to Purchase and ancillary documents are available on a Mentor Graphics World Wide Web site at http://www.mentorg.com/file. Mentor has made the experts' reports of both companies available on a special Mentor Web site at http://www.mentorg.com/file.

Contacts:   Anne M. Wagner               Roy Winnick/Todd Fogarty
            Vice President, Marketing    Kekst and Company
            503/685-1462                 212/521-4800